                                                                     EXHIBIT 8.2

                  [LETTERHEAD OF ALSTON & BIRD APPEARS HERE]


                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777
                                 www.alston.com





                                 June 10, 1998

XcelleNet, Inc.
5 Concourse Parkway
Suite 850
Atlanta, Georgia 30328

     Re: Proposed Agreement and Plan of Reorganization Involving XcelleNet, Inc., a Georgia Corporation, Sterling Commerce, Inc., a Delaware Corporation, and Sterling Commerce (Southern), Inc., a Delaware Corporation

Ladies and Gentlemen:

          We have served as counsel to XcelleNet, Inc., a Georgia corporation ("Company") in connection with the proposed reorganization pursuant to the Agreement and Plan of Merger, dated as of April 16, 1998, (the "Agreement"), which provides for the merger of Company with and into Sterling Commerce (Southern), Inc., a Delaware corporation ("Sub" or "Merger Sub") a wholly-owned subsidiary of Sterling Commerce, Inc., a Delaware corporation ("Parent"). In our capacity as counsel to Company, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

          In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON
                            -----------------------

          In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

                            (1)  The Agreement;

1211 East Morehead Street    3605 Glenwood Avenue, Suite 310   601 Pennsylvania Avenue, N.W.
   P. O. Drawer 34009              P. O. Drawer 31107           North Building, 11th Floor
Charlotte, NC 28234-4009         Raleigh, NC 27622-1107          Washington, DC 20004-2601
      704-331-6000                    919-420-2200                    202-756-3300
   Fax: 704-334-2014               Fax: 919-881-3175                Fax: 202-756-3333

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XcelleNet, Inc.
June 10, 1998
Page 2

          (2) The Registration Statement on Form S-4 (the "Registration Statement") filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, filed on June 10, 1998, including the Proxy Statement/Prospectus; and

          (3) Such additional documents as we have considered relevant.

          In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

          We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Company and Parent and through certificates provided by the management of Company and the management of Parent.

          (1) On the terms and subject to the terms and conditions set forth in the Agreement, Company shall be merged with and into Sub at the Effective Time. At the Effective Time, the separate existence of Company shall cease and Sub shall continue as the surviving corporation.

          (2) Subject to the provisions of Article II of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company's Common Stock, par value $0.01 per share (individually a "Share" and collectively the "Shares"), or any other capital stock of Company or any shares of capital stock of Merger Sub:

          (a) Each Share of Common Stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding.

          (b) Each Share issued and outstanding immediately prior to the Effective Time that is owned by Company or any Subsidiary (as hereinafter defined) of Company or by Parent, Merger Sub or any other Subsidiary of Parent (other than Shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b) of the
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XcelleNet, Inc.
June 10, 1998
Page 3

Agreement and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the Merger Consideration (as hereinafter defined) upon surrender of the certificate formerly representing such Share in accordance with the Agreement. For purposes hereof, Merger Consideration shall mean, (i) a cash payment in an amount equal to $8.80 (the "Cash Payment") and (ii) 0.2885 (the "Stock Factor") of a fully paid and nonassessable share of Parent's common stock, $0.01 par value ("Parent Common Stock"), subject to adjustment as described in Section 2.1(d) of the Agreement.

          (3) Notwithstanding anything in the Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time held by a holder who has the right to demand, and who properly demands, payment for such Shares ("Dissenting Shares") in accordance with applicable law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or otherwise loses such holder's right to payment. If, after the Effective Time, such holder fails to perfect or loses any such right, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1 of the Agreement.

          With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

          (1) The facts relating to the contemplated merger (the "Merger") of the Company with and into Sub pursuant to the Merger Agreement, as described in the Merger Agreement and the Registration Statement (collectively, the "Merger Documents") are, insofar as such facts pertain to Parent, Sub, and the Company true, correct and complete in all material respects.

          (2) At the Effective Time of the Merger, the fair market value of the Parent Common Stock and other consideration received by each Company shareholder will be approximately equal to the fair market value of the Shares surrendered in exchange therefor.

          (3) Except for 100,000 shares acquired by Parent between November 14 and December 11, 1997 and completely disposed of to unrelated parties in open market transactions by March 20, 1998, neither Parent, Sub, the Company nor any other person related to the Company or Parent has acquired or will acquire, or has owned in the past five years, any Shares of the Company ("Company Stock"). For purposes of this letter, a "Parent Related Party" is (i) a member of Parent's affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code (including but not limited to Sub), (ii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent
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XcelleNet, Inc.
June 10, 1998
Page 4

(50%) of the value of all classes of stock is owned directly or indirectly by Parent, or (iii) any entity that is treated as a partnership for federal income tax purposes and has as an owner (directly or indirectly, through one or more other partnerships) Parent or a corporation described in (i) or (ii) of this paragraph. An entity (other than Company or any Company Related Party) will be treated as a Parent Related Party if the requisite relationship exists immediately before or immediately after the acquisition. In addition, an entity (other than Company or any Company Related Party) will be treated as a Parent Related Party if the requisite relationship is created in connection with the Merger. A "Company Related Party" means any corporation in which, immediately before the acquisition, at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned, directly or indirectly, by the Company, and any partnership that has as an owner (directly or indirectly, through one or more other partnerships) Company or a corporation that is a Company Related Party.

          (4) Parent, Sub, and all Parent Related Parties will not acquire more than 55% of the outstanding Company Stock for cash.

          (5) Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this assumption, any amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, Company assets used to pay its reorganization expenses, and Company assets distributed in redemptions and other distributions (except for regular, normal dividends) immediately preceding or in connection with the Merger, will be included as assets of the Company held immediately prior to the Merger and not acquired by Sub.

          (6) No stock of Sub will be issued in the Merger.

          (7) Prior to the Merger, Parent will be in control of Sub. Control for all purposes of this letter means ownership of at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the number of each of the other classes of stock.

          (8) Following the Merger, Sub will not issue additional shares of its stock that would result in Parent losing control of Sub.

          (9) Cash payments to be made to shareholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such shareholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent
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XcelleNet, Inc.
June 10, 1998
Page 5

Stock, and do not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company shareholders in lieu of fractional shares of Parent Common Stock will not exceed 1% of the total consideration that will be issued in the merger to Company shareholders in exchange for their Company Stock.

          (10) Neither Parent nor Sub, nor any other Parent Related Party , has a plan or intention to reacquire any of the Parent Common Stock issued in the Merger.

          (11) Parent has no plan or intention to liquidate Sub, to merge Sub with and into any other corporation or otherwise dispose of the stock of Sub, or to cause or permit Sub to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the ordinary course of business; provided, however, that Sub may transfer assets of the Company to any corporation controlled by Sub, and/or to members of Parent's "qualified group." For purposes of this representation and representation 12, "qualified group" means one or more chains of corporations connected through stock ownership with Parent where Parent controls at least one of the corporations and control of each of the corporations is owned by one of the other corporations. Parent's qualified group also includes a partnership where one or more corporate members of Parent's qualified group own a significant interest in the partnership or have actual or substantial management functions as a partner in the partnership.

          (12) Following the Merger, Sub, or an entity within Parent's "qualified group" will continue the historic business of the Company or use a significant portion of its historic business assets in a business.

          (13) Parent, Sub, the Company, and the shareholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger.

          (14) Neither Parent, Sub, nor the Company is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code. For purposes hereof, an "investment company" shall mean a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the Parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the Parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.
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XcelleNet, Inc.
June 10, 1998
Page 6

          (15) None of the compensation received by any shareholder-employee of the Company represents separate consideration for, or is allocable to, any of their Company Stock. None of the Parent Common Stock that will be received by Company shareholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered or to be rendered and will be determined by bargaining at arm's-length.

          (16) There is no intercorporate indebtedness existing between the Parent or Sub and the Company that was issued or acquired, or will be settled, at a discount.

          (17) The fair market value of the assets of the Company transferred to Sub will equal or exceed the sum of the liabilities assumed by Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

          (18) The liabilities of the Company assumed by Sub and the liabilities to which the Company's assets are subject were incurred by the Company in the ordinary course of its business.

          (19) Except for options issued pursuant to the Stock Option Plans which will be converted into options to acquire Parent Common Stock pursuant to the Merger, immediately prior to the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company Stock.

          (20) Neither Parent, Sub, nor the Company is under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

          (21) For purposes hereof, any terms not otherwise defined shall have their respective meanings as set forth in the Merger Agreement.

          (22) The foregoing certifications are true as of the date hereof and will be true as of the date of consummation of the Merger.
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XcelleNet, Inc.
June 10, 1998
Page 7

                                    OPINIONS
                                    --------

          Based on the foregoing assumptions, we are of the opinion that:

          (1) Provided the Merger qualifies as a statutory merger under applicable law, the Merger will be a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code (the "Code").

          (2) Company and Parent will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

          (3) The shareholders of Company will recognize no gain or loss upon their exchange of shares of Company Stock for solely shares of Parent Common Stock under Section 354 of the Code.

          (4) No loss will be recognized by a Company stockholder upon the exchange of such shareholder's XcelleNet Common Stock for shares of Parent Common Stock and any consideration paid in cash. Gain, if any, will be recognized by a Company shareholder in an amount equal to the excess of the fair market value of Parent Common Stock received (including any fractional share interest) plus any consideration paid in cash over such shareholder's tax basis in the Company Stock exchanged therefor, but not in excess of the total cash received.
          (5) If an exchange has the effect of the distribution of a dividend (determined with the application of certain constructive ownership rules), the amount of gain recognized that is not in excess of a Company shareholder's ratable share of undistributed earnings and profits will be treated as a dividend taxable as ordinary income. The remainder, if any, of the gain recognized will be capital gain, provided the Company Stock is held as a capital asset in the hands of the exchanging shareholder on the Effective Date. Whether an exchange has the effect of the distribution of a dividend will be determined under the principles of Section 302 as though there were a redemption by Parent of the portion of its stock the Company shareholders would have received if they had received Parent Common Stock instead of the Cash Consideration received in cash, if any. In general, under Section 302, dividend treatment will result unless the redemption is (i) a complete termination of the shareholder's interest, (ii) substantially disproportionate with respect to the shareholder, or (iii) not essentially equivalent to a dividend. With respect to whether a shareholder will have completely terminated his interest, as former Company shareholders who do not exercise dissenters' rights will receive and hold shares of Parent Common Stock, there will not be a complete termination of their interest in Parent. As to the second test, a redemption will be substantially disproportionate if the shareholder owns less than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote and the percentage of the voting stock owned by the shareholder after the redemption is less than eighty percent (80%) of the percentage of the
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XcelleNet, Inc.
June 10, 1998
Page 8

voting stock he owned before the redemption. Finally, even if the redemption is not considered to be substantially disproportionate with respect to the shareholder, the distribution may be considered to be not essentially equivalent to a dividend. Whether a redemption is not essentially equivalent to a dividend will depend upon the facts and circumstances. The Internal Revenue Service has ruled, for example, that where there is a meaningful reduction in a shareholder's interest in the redeeming corporation, the relative interest of the shareholder is minimal and the shareholder exercises no control over the affairs of the corporation, the redemption is not essentially equivalent to a dividend. Rev. Rul. 76-385, 1976-2 C.C. 92.

          (6) The payment of cash in lieu of fractional shares of Parent Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Parent. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of Parent Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

          (7) Where solely cash is received by a Company shareholder in exchange for his Company Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his Company Stock, subject to the provisions and limitations of Section 302.


                                   CONCLUSION
                                   ----------

          The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example, any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.
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XcelleNet, Inc.
June 10, 1998
Page 9

          This opinion is being provided solely for the benefit Parent, Company, and their shareholders. No other person or party shall be entitled to rely on this opinion.

          We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary -- Certain Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus constituting part of the Registration Statement.


                                          Very truly yours,

                                          ALSTON & BIRD LLP



                                          By:   /s/ TERENCE J. GREENE
                                                ---------------------
PA:DRB:mlt
[AD981200.029]